EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ISCO INTERNATIONAL RECEIVES NOTICE OF INTENTION TO DELIST
FROM NYSE ALTERNEXT US

ELK GROVE VILLAGE, Ill., February 2, 2009 - ISCO International, Inc. (AMEX: ISO) today announced that the Company received notice from NYSE Alternext US LLC (formerly AMEX, the “Exchange”) indicating that the Company is not in compliance with the Exchange’s continued listing standards and that the Company’s common stock is now subject to delisting from the Exchange.

Specifically, the notice cited that the Company is not in compliance with the Exchange Company Guide as follows: (i) the Company has stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years (Section 1003(a)(i)); (ii) the Company has stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years (Section 1003(a)(ii)); (iii) the Company has stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years (Section 1003(a)(iii)); and (iv) the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and meet its obligations as they mature (Section 1003(a)(iv)). The notice also advised the Company of non-compliance with Section 1003(f)(v) of the Exchange Company Guide since the Company’s common stock has been trading at a low price per share for a significant period of time.

The Company has until February 6, 2009 to appeal the Exchange’s determination, or it will become final.  If the determination becomes final, the Exchange will suspend trading in the Company’s common stock and submit an application to the Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the Exchange.  The Company does not intend to seek an appeal of the Exchange’s determination.

The Company is working with a market maker to apply for the registration and quotation of the Company’s common stock on the OTC Bulletin Board.  If the Company is not approved for quotation on the OTC Bulletin Board before trading is suspended on the Exchange, the Company expects that its common stock will be quoted on the Pink Sheets until clearance is obtained for quotation on the OTC Bulletin Board.

About ISCO International, Inc.

ISCO International (www.iscointl.com) is a wireless telecommunications solutions provider and global supplier of radio frequency management and “spectrum conditioning” solutions for wireless carriers. ISCO International’s solutions include adaptive interference management and radio frequency spectrum conditioning for all wireless technologies.

Forward-looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” that involve risks and uncertainties.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions identify forward-looking statements. These statements are not guarantees and are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.  Among those risks and uncertainties is the risk that the Company’s common stock will not be eligible for quotation on the OTC Bulletin Board or the Pink Sheets, as well as more specific risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking statements.